Exhibit 10.34

EXECUTION VERSION

AGREEMENT

This Agreement (this “Agreement”) is entered into this 19th day of July 2011, by and between Warner Music Group Corp., a Delaware corporation (the “Company”), and Edgar Bronfman, Jr. (the “Executive”).

R E C I T A L S

The Company has entered into the Agreement and Plan of Merger, dated as of May 6, 2011 (the “Merger Agreement”), with Airplanes Music LLC (the “Buyer”), a Delaware limited liability company and an affiliate of Access Industries, Inc., and Airplanes Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the merger as a wholly owned subsidiary of Buyer. Capitalized terms not otherwise defined in this Agreement have the meaning attributed to them under the Merger Agreement.

In connection with the contemplated Merger, the Executive and the Company desire to take the actions set forth below with respect to unvested restricted shares of the Company’s common stock (the “Restricted Shares”) issued to the Executive under that certain Restricted Stock Award Agreement between the Company and the Executive, dated March 15, 2008, as amended on January 18, 2011 and May 20, 2011 (the “Restricted Stock Award Agreement”), and the severance payable to the Executive in connection with his termination of employment under certain circumstances under Executive’s Amended and Restated Employment Agreement with WMG Acquisition Corp., a Delaware corporation, dated March 14, 2008 (the “Employment Agreement”).

The purpose of this arrangement is to reduce the payments that are otherwise expected, as of the Closing Date, to be made to the Executive (then or in the future) in connection with or contingent (or considered to be contingent) on the Merger in order to avoid application of the nondeduction rule of Section 280G and the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations issued thereunder (collectively, the “Code 280G Rules”) to the Company and the Executive, respectively.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

1. Forfeiture of Restricted Shares.

(a) Notwithstanding anything to the contrary in the Merger Agreement, the Restricted Stock Award Agreement or any other agreement, the Executive hereby irrevocably and unconditionally waives and relinquishes any and all rights and claims that the Executive has or would otherwise have to vest in or receive payment with respect to the number of “First Tranche” and “Second Tranche” Restricted Shares (“Forfeited Restricted Shares”) that would otherwise vest as of the Closing Date pursuant to the Restricted Stock Agreement and Merger Agreement to the extent necessary to reduce the total payments and benefits the Executive is or would otherwise be entitled to receive as of the Closing Date that are contingent upon the Merger within the meaning of the Code 280G Rules (the “Potential Parachute Payments”), such that no portion of the Potential Parachute Payments would be an “excess parachute payment” (within the meaning of the Code 280G Rules) and subject to an excise tax imposed by Code Section 4999 or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (an “Excise Tax”). In applying the foregoing, the Potential Parachute Payments subject to reduction in accordance with this Section 1(a) shall be only those payments and benefits that the Executive is or would otherwise be entitled to receive as of the Closing Date, but the payments and benefits that may be regarded as “excess parachute payments” (within the meaning of the Code 280G Rules) shall be determined based on the payments and benefits contingent on the Merger which are due to the Executive through the Closing Date, or which the parties hereto otherwise expect, as of the date hereof, will be made to him in the future.

(b) For purposes of this Section 1, the number of Forfeited Restricted Shares shall be determined by dividing (x) the Merger Consideration into (y) the sum of (i) the excess of the Potential Parachute Payments over three times the Executive’s “base amount” (within the meaning of the Code 280G Rules), plus (ii) one hundred dollars ($100).

(c) As of the date of this Agreement, based on an analysis conducted by PricewaterhouseCoopers LLP assuming a Closing Date of July 20, 2011, the Company and the Executive anticipate that the number of Forfeited Restricted Shares will be 242,588. The actual number of Forfeited Restricted Shares shall be determined giving effect to the Closing Date and may differ from the anticipated number provided in the preceding sentence; however, neither party expects that the actual number of Forfeited Restricted Shares will materially deviate from such number, and such expectation is a material basis of this Agreement.

(d) The Forfeited Restricted Shares shall be cancelled immediately prior to the Effective Time and for purposes of the Merger Agreement shall not be outstanding as of the Effective Time, and the Executive shall not be entitled to receive any payment under the Merger Agreement or otherwise in respect of the Forfeited Restricted Shares.

2. Additional Payment upon Termination of Employment. If the Executive’s employment is terminated during the period ending one year after the Closing Date by the Company or any of its affiliates without “Cause” or by the Executive for “Good Reason” (as such terms are defined in the Employment Agreement), the Executive shall be entitled to receive, no later than thirty (30) days after the effective date of such termination of employment, a lump sum cash payment equal to $2,000,000 (the “Additional Payment”) less applicable tax withholding; provided, however, that, if the total payments and benefits the Executive is or would otherwise be entitled to receive (including the Additional Payment), which are contingent or may be considered contingent on the Merger and thereby may constitute “parachute payments” within the meaning of the Code 280G Rules, would be subject to an Excise Tax, the Additional Payment shall be reduced (but in no event less than $0) to the extent the net after-tax amount retained by the Executive, after giving effect to such reduction and taking into account the Executive’s applicable federal, state and local income taxes and any Excise Tax, would be greater than the amount that would be retained by the Executive absent such reduction. Any determination to reduce the Additional Payment amount pursuant to this Section 2 shall be made by mutual agreement of the parties hereto based on an analysis conducted by PricewaterhouseCoopers LLP. The Additional Payment shall be in addition to, and not in lieu of, all other severance payments and benefits that may otherwise be due to the Executive under the Employment Agreement or otherwise. The Company shall withhold from any Additional Payment payable to the Executive such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

3. Special Rules Regarding Forfeiture and Adjustments.

(a) If, notwithstanding the good faith of the parties in applying the terms of this Agreement, the number of Restricted Shares that were cancelled pursuant to Section 1 hereof was less than the number of Forfeited Restricted Shares actually required to avoid the application of the Excise Tax on the Potential Parachute Payments, then the value attributable to the appropriate number of Forfeited Restricted Shares in excess of the number of Restricted Shares that were cancelled pursuant to Section 1 hereof shall be deemed for all purposes to be a loan to the Executive made on the date of receipt of such excess payments, which the Executive shall have an obligation to repay to the Company, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the initial payment to the date of repayment by the Executive.

(b) If, notwithstanding the good faith of the parties in applying the terms of this Agreement, the amount (if any) by which the Additional Payment was reduced pursuant to Section 2 hereof was less than the amount of the reduction that should have been applied pursuant to the terms of Section 2 hereof, then such excess payment shall be deemed for all purposes to be a loan to the Executive made on the date of receipt of such excess payment, which the Executive shall have an obligation to repay to the Company, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the initial payment to the date of repayment by the Executive.

(c) Either party hereto may assert at any time that the rule of Section 3(a) and/or Section 3(b) is to be applied; provided that the party making such assertion shall provide to the other party calculations in support of such position. If the parties cannot agree on the application of Section 3(a) and/or Section 3(b), as applicable, the determination of any excess payment under Section 3(a) and/or Section 3(b), as the case may be, shall be resolved on a “more likely than not” basis by PricewaterhouseCoopers LLP or, if PricewaterhouseCoopers LLP is unable to perform this service, another of the four largest accounting firms in the United States designated by the Company and reasonably acceptable to the Executive (the “Accounting Firm”), and the fees of the Accounting Firm’s services shall be borne by the Company.

4. Effectiveness. This Agreement shall be effective as of the date of the execution by the parties hereto; provided, however, that this Agreement shall become null and void if the Merger Agreement is terminated in accordance with its terms.

5. Successors and Assigns. This Agreement shall inure to the benefit of the successors and assigns of the Company. This Agreement shall be binding upon the Executive and the Executive’s heirs, executors, administrators, successors and assigns.

6. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would cause the laws of any other jurisdiction to apply.

7. Miscellaneous.

(a) The Executive has had an opportunity to fully discuss the Merger, this Agreement and any related tax consequences, including the potential implications of the Code 280G Rules and this waiver and cancellation, with his own counsel and tax advisors.

(b) None of the Executive, the Company or the Buyer, by the execution or acceptance of the benefits of this Agreement or otherwise, acknowledges or concedes that the Executive is subject to the provisions of the Code 280G Rules or that any amounts payable to the Executive are “parachute payments” within the meaning of the Code 280G Rules.

(c) The Executive acknowledges and agrees that (i) neither the Company nor the Buyer has any obligation to reinstate or otherwise make payment for the Forfeited Restricted Shares and (ii) neither the Company nor the Buyer has provided any tax advice to the Executive in connection with the execution of this Agreement.

(d) Any dispute between the parties regarding any calculations required hereunder, including calculations to determine the number of Forfeited Restricted Shares pursuant to Section 1 hereof or the amount of any reduction in the Additional Payment pursuant to Section 2 hereof, shall be resolved by the Accounting Firm, and the fees of the Accounting Firm’s services shall be borne by the Company. The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by the preceding subsections. Any determination by the Accounting Firm shall be final and binding upon the Company and the Executive, absent manifest error.

(e) This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and, upon this Agreement becoming effective, supersedes all prior communications, representations and negotiations in respect thereto, whether or not in writing.

(f) This Agreement may be executed in counterparts, each of which shall be an original and which taken together shall constitute one and the same document. The Executive hereby authorizes the Company to deliver a copy of this Agreement to the Buyer.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EXECUTIVE	WARNER MUSIC GROUP CORP.

/s/ Edgar Bronfman, Jr.	By:	/s/ Paul M. Robinson
Edgar Bronfman, Jr.		Paul M. Robinson
Executive Vice President and General Counsel

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